Exhibit 10.3

May 19, 2014

Great American Group, Inc.
Attn: Chief Financial Officer

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Re: Great American, Inc. – Letter Agreement for Satisfaction and Discharge of Credit Documents

Dear Phillip:

Reference is made to that certain Subordinated Unsecured Promissory Note, dated as of July 31, 2009, between Andrew Gumaer (“Creditor”) and Great American Group, Inc., a Delaware corporation (the “Company”), as amended, restated or modified from time to time (the “Promissory Note”).

Creditor has been advised that, pursuant to a (i) Securities Purchase Agreement, dated on the date hereof, by and among the Company and certain other parties thereto, the Company will issue and sell a significant number of shares of the Company’s common stock (the “Financing”) and (ii) Acquisition Agreement, dated on the date hereof, by and among the Company and certain other parties thereto, the Company will acquire certain entities affiliated with Bryant Riley, a director of the Company, in exchange for a significant number of shares of the Company’s common stock (the “Acquisition” and together with the Financing and the transactions contemplated by each of the foregoing, the “Transactions”).

As (i) the other parties to the Financing and Acquisition are requiring as a condition to closing such transactions that the parties hereto enter into this letter agreement (this “Payoff Letter”), (ii) Creditor and the Company desire to facility the Transactions, (iii) there is uncertainty regarding the Company’s ability to timely satisfy its obligations under the Promissory Note, as a matter of compromise and settlement, and in exchange for Creditor’s receipt of the Payoff Amount (as defined below), Creditor and the Company hereby agree to irrevocably and forever terminate in its entirety the Promissory Note pursuant to the terms and conditions set forth below.

By Creditor’s signature below, Creditor represents, warrants and agrees that (i) a one-time, lump sum payment of the amount set forth on Schedule 1 hereto (the “Payoff Amount”) in immediately available funds, by wire transfer in accordance with the instructions provided by Creditor to the Company prior to the Effective Time, shall constitute payment in full of all principal, interest, fees, expenses and other sums that may be payable to Creditor from the Company under or in connection with the Promissory Note, (ii) other than the Payoff Amount, there is no outstanding indebtedness, fees, expenses or other sums owed to Creditor by the Company or any of its subsidiaries for any promissory notes or other outstanding indebtedness for borrowed monies, (iii) Creditor has full legal title, capacity and authority to execute this Payoff Letter and no further action is required on the part of Creditor (including, if applicable, by any spouse of Creditor) to authorize, deliver or perform this Payoff Letter and the transactions contemplated hereby, (iv) this Payoff Letter has been duly executed and delivered by Creditor and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Creditor enforceable against Creditor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and other similar laws relating to or affecting creditors’ rights generally, (v) the execution and delivery by Creditor of this Payoff Letter, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any agreement or arrangement to which Creditor is a party or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Creditor or any of Creditor’s properties or assets, (vi) Creditor is the sole record and beneficial owner of the Promissory Note, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, (vii) Creditor, by reason of his business and financial experience, has the capacity to protect his own interests in connection with the entrance into this Payoff Letter and the transactions contemplated hereby, has had the opportunity to consult Creditor’s counsel and other tax or financial advisors with respect thereto and the consequences thereof and is not relying on any representation or warranty of any Company Party (as defined below) in making Creditor’s decision to enter into this Agreement, (viii) Creditor is solely responsible for the payment of all taxes and any penalties and interest (if any) of Creditor that may result from the transactions contemplated hereby and (ix) upon payment of the Payoff Amount, any conditions required under the Promissory Note in connection with the Transactions shall have been fulfilled or are hereby waived.

Creditor hereby agrees to indemnify and hold harmless each of the Company Parties against any and all costs, expenses or other liabilities incurred or sustained by the Company Parties as a result of (i) any breach or inaccuracy of a representation or warranty of Creditor in this Payoff Letter or (ii) the failure of Creditor to perform and comply with any covenant or agreement in this Payoff Letter.

Creditor and the Company agree that (i) the Company’s payment of the Payoff Amount shall be subject to and contingent upon the Company’s receipt of at least $30 million in gross proceeds in the Financing, (ii) the Payoff Amount shall be paid within five (5) business days of the closing of the Financing, (iii) upon receipt of the Payoff Amount by Creditor (the “Effective Time”), the Promissory Note is hereby discharged and terminated in full automatically and without any further action by any person and of no further force or effect, and that the Company, its past, present and future direct and indirect subsidiaries, each of the foregoing’s respective affiliates, officers, directors, employees, agents and representatives (and each such person’s successors and assigns) (the “Company Parties”) shall not have any further or surviving obligations, covenants, debts or liabilities to Creditor whatsoever related to or arising out of the Promissory Note or this Payoff Letter. For greater clarity, the parties agree that this Payoff Letter shall be deemed void ab initio in the event that the Company fails to receive at least $30 million in gross proceeds in the Financing or if the Financing is abandoned by the Company or otherwise fails to close.

Concurrently with the execution of this Payoff Letter, Creditor shall deliver to the Company the Promissory Note for cancellation by the Company at the Effective Time. Notwithstanding the foregoing, the cancellation, release and extinguishment of each the Promissory Note is effective as of the Effective Time whether or not the Promissory Note is delivered to and canceled by the Company.

Creditor and the Company agree that this Payoff Letter (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the heirs, executors, administrators, and successors of the parties thereto; provided, however, that Creditor may not assign its rights or delegate its duties hereunder without the Company’s prior written consent, (iii) shall be governed by and shall be construed and enforced in accordance with, the laws of the state of New York and (iv) may be executed by the parties hereto in separate counterparts and the executed counterparts may be delivered by facsimile transmission or other electronic means, including pdf, all of which will be enforceable as an original.

In furtherance of the foregoing, Creditor further agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the foregoing.

[Remainder of Page Left Intentionally Blank]

This letter agreement shall become effective as the date first written above only when signed by Creditor and accepted and agreed to by the Company in the space provided below.

Sincerely,

Andrew Gumaer

By:	/s/ Andrew Gumaer
Name: Andrew Gumaer

ACCEPTED AND AGREED

Great American Group, Inc.

By:	/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	Chief Financial Officer and
Chief Operating Officer

SCHEDULE 1

Payoff Amount		Per Diem
$15,713,645.66	*	$2,504.72

* Payoff Amount assumes a payoff date of May 23, 2014 (the “Calculation Date”). The Payoff Amount will increase by the amount listed under the column entitled “Per Diem” for each day that payment follows the Calculation Date.